Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Appoints New CFO and Director

Fairfield, Calif., March 16, 2004 — Copart, Inc. (NASDAQ: CPRT) today announced that Will Franklin has joined the Company.  Effective today, Mr. Franklin assumed the role of Senior Vice President and Chief Financial Officer with responsibility for all financial functions.

Mr. Franklin has over 20 years in international finance and executive management experience.  From October 2001 to March 2004 he served as the Chief Financial Officer of Ptek Holdings, Inc. an international telecommunications company.  Prior to that he was the President and CEO of Clifford Electronics, an international consumer electronics company.  He has extensive experience in corporate capitalization having worked in both public and private equity and debt markets.  He began his career in public accounting working in audit and SEC compliance.

“Will brings the skills necessary to help Copart fulfill its mission to streamline and simplify the auction process and to continue to grow the online auction market place,” said A. Jayson Adair, president of Copart.

Franklin received a Master’s degree in Business Administration from the University of Southern California and his Bachelor’s of Science degree in Finance from California State University Bakersfield. He is a Certified Public Accountant.

In addition, the Company announced the appointment of Steven D. Cohan to the Copart, Inc. Board of Directors.  Mr. Cohan will also serve as a member of Copart’s audit committee, and the Board has determined that he is an audit committee financial expert as defined in SEC regulations.

Mr. Cohan brings more than twenty years of business and finance experience including various senior executive positions with Copart and KPMG Peat Marwick. Currently, he is the CEO and President of Loard’s Ice Cream and Candy, Inc., a privately held manufacturer, distributor, and retail chain in Northern California.  He holds a M.B.A. from the University of San Francisco, a B.A. in Economics from UCLA, and is a Certified Public Accountant.

“We believe that Steve’s prior relationship with Copart gives him invaluable experience.  We are pleased to have him back as a Board and Audit Committee Member,” said Mr. Adair.

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles through auctions, principally to licensed dismantlers, rebuilders, repair licensees and used vehicle dealers.  Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made.  The Company operates 105 facilities in the United States and Canada.  It also provides services in other locations through its national network of independent salvage vehicle processors.

NOTE: This press release contains forward-looking statements within the meaning of federal securities laws.  For more discussion of the risks that could affect our business, please review the “Management’s Discussion and Analysis” and the “Factors Affecting Future Results” contained in the Company’s 10K and other SEC filings for a full discussion of factors that could affect future performance.

Contact:             Simon Rote, Vice President of Finance

(707) 639-5000

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000